Exhibit 16.1

October 31, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
RE: Alpha Pro Tech, Ltd.

Ladies and Gentlemen:

We have reviewed Item 4.01 of the Company’s Form 8-K, dated October 25, 2011, captioned “Changes In Registrant’s Certifying Accountant” and agree with the statements made as they relate to us.  We are not in a position to agree or disagree with the other statements made in Item 4.01 of the Company’s Form 8-K.

We hereby consent to the filing of this letter as an exhibit to the forgoing report on Form 8-K.

Very truly yours,

/s/  Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.
Salt Lake City, UT